Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600 Press Contact: Susan J. Turkell, 303-766-4343, sturkell@pairelations.com

CAPITAL SENIOR LIVING CORPORATION

REPORTS FOURTH QUARTER AND FULL

YEAR 2018 RESULTS; ANNOUNCES

CHANGES TO SENIOR LEADERSHIP

Michael C. Fryar Appointed Chief Revenue Officer

DALLAS – (GLOBE NEWSWIRE) – February 28, 2019 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the fourth quarter and full year ended December 31, 2018. The Company also reported its Chief Operating Officer, Brett D. Lee, is no longer with the organization, effective immediately. In addition, the Company announced that Michael C. Fryar joined as Chief Revenue Officer, a newly created role.

“We are very disappointed with the Company’s fourth quarter and full year results, and I am fully committed to taking the necessary steps to improve the Company’s execution, operations and financial performance. Since joining Capital Senior Living as CEO in early January, I have been working diligently with the team to set a new path forward that we expect to lead to stabilization of our operations in 2019 and provide a platform for cash flow generation and profitable growth in the years ahead. We have already implemented several initiatives to stabilize our business, including reorganizing our sales management function, reducing field labor by approximately 250 positions, establishing community-centered labor utilization targets and business management tools, and aligning our incentive compensation programs to the Company’s operating targets,” said Kimberly S. Lody, President and Chief Executive Officer of the Company.

“Capital Senior Living has not executed with the precision we need to grow revenue over the long term and drive shareholder value. I have determined that creating a Chief Revenue Officer role to establish and lead commercial excellence initiatives throughout our organization will enhance our efforts to grow the top-line. Our Chief Revenue Officer will strengthen our use of market and community analytics, lead marketing strategy and execution, develop and execute sales training programs, enhance and differentiate our resident experience, and further develop relationships with strategic business partners.”

CAPITAL/Page 2

“In addition to these operating initiatives, we are focused on improving our balance sheet to ensure that we have a sustainable and disciplined capital structure that will allow us to make the appropriate investments to execute on the initiatives underway and improve our financial results.”

“In reflecting on the Company’s operating performance in 2018 and charting a course for 2019 and beyond, we determined that a change in operational leadership is necessary at this time. While we search for a new Chief Operating Officer, I will assume this role and lead our operations team. We expect market conditions to remain challenging in 2019, but we are confident that we will make significant progress towards improving the consistency and predictability of our operating results. We recognize the opportunities ahead, and we are focused on building a stronger Capital Senior Living for the benefit of our shareholders and all stakeholders.”

Operating and Financial Summary (all amounts in this operating and financial summary exclude two communities undergoing lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release)

•

Revenue in the fourth quarter of 2018, including all communities, was $115.1 million, a $1.9 million, or 1.6%, decrease from the fourth quarter of 2017. Revenue for full year 2018 was $460.0 million, a $7.0 million, or 1.5%, decrease from full year 2017. The fourth quarter and full year 2018 included $0.9 million and $1.4 million of revenue, respectively, from the Company’s two communities impacted by Hurricane Harvey in late August 2017. The fourth quarter of 2017 included no revenue for the hurricane-impacted communities and full year 2017 included $6.0 million.

•

Revenue for consolidated and same communities, which exclude two communities undergoing lease-up or significant renovation and conversion and the Company’s two communities impacted by Hurricane Harvey, was $112.9 million in the fourth quarter of 2018, a decrease of 2.3% versus the fourth quarter of 2017. For full year 2018, revenue on the same basis was $453.1 million, a 0.5% decrease as compared to full year 2017.

•

Occupancy for consolidated and same communities was 84.5% in the fourth quarter of 2018, a decrease of 110 basis points from the third quarter of 2018, and a decrease of 270 basis points from the fourth quarter of 2017.

•	Average monthly rent for consolidated and same communities was $3,648, an increase of $26 per occupied unit, or 0.7%, from the fourth quarter of 2017.

•

Loss from operations, including all communities, was $3.1 million in the fourth quarter of 2018 compared with income from operations of $8.2 million in the fourth quarter of 2017. For full year 2018, income from operations was $7.6 million versus $7.8 million for full year 2017.

CAPITAL/Page 3

•	The Company’s Net Loss for the fourth quarter of 2018, including all communities, was $26.3 million. Net Loss for full year 2018 was $53.6 million.

•	Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $8.5 million in the fourth quarter of 2018 and $25.0 million for full year 2018.

•

Adjusted EBITDAR was $35.2 million in the fourth quarter of 2018 compared with $39.4 million in the fourth quarter of 2017. Adjusted EBITDAR for full year 2018 was $147.7 million versus $153.4 million for full year 2017. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry.

•

Adjusted Cash From Facility Operations (“CFFO”) was $6.9 million in the fourth quarter of 2018 and $36.1 million for full year 2018 compared with $12.3 million in the fourth quarter of 2017 and $45.9 million for full year 2017.

Michael C. Fryar Joins as Chief Revenue Officer

Fryar, who assumed his role as Chief Revenue Officer on February 25, most recently served as Vice President/North America Marketing for GN Hearing, part of the medical device division of the GN Group, a global leader in intelligent audio solutions for medical, professional, and consumer markets. At GN Hearing, Fryar led marketing strategy, product management, communications, technical support, consumer support and specialty sales teams for multiple business units across North America, and was an integral part of the leadership team responsible for several consecutive years of above-market growth and market share gains.

“Mike’s impressive background in consumer marketing, especially in the area of senior-related healthcare products and services, is exactly what is needed at Capital Senior Living,” noted Lody. “His deep expertise includes deploying both digital and traditional marketing methods to fuel top-line growth, and he understands how to effectively support and drive results through the consumer experience and with a geographically dispersed sales organization. We look forward to the contributions Mike will make in this new and vital role.”

Recent Investment Activity

Carey P. Hendrickson, the Company’s Chief Financial Officer, said, “Consistent with our normal business practices, we continue to seek ways to strengthen our financial foundation and optimize our asset portfolio. In December 2018, we closed on a Master Credit Facility that addressed our nearest-term fixed-debt maturities and raised cash proceeds of approximately $20 million. We are also marketing a limited number of assets for potential divestiture which we expect to generate strong value.”

CAPITAL/Page 4

The Master Credit Facility refinanced the fixed-rate debt on 19 communities, including all of the Company’s 2021 maturities, which were the earliest maturities for the Company’s fixed-rate debt, and a majority of the Company’s 2022 and 2023 maturities. The new mortgage debt in the Master Credit Facility is $201.0 million, with approximately $151 million of the debt at a fixed interest rate of 5.13% and the remaining $50 million at a long-term variable interest rate of LIBOR plus 2.14% (the initial variable interest rate was approximately 4.6%). All the debt in the Master Credit Facility has a 10-year term and debt service is interest only for the first 36 months. As part of the transaction, the Company also repaid the debt of two additional communities being considered for divestiture that were previously cross-collateralized with communities refinanced under the Master Credit Facility. The Company obtained a $3.5 million bridge loan with an 18-month term for one of the communities and the other community is unencumbered. As a result of the transaction, the Company recorded a $12.6 million charge related to the extinguishment of the Company’s previous debt on the 21 communities and the write-off of certain deferred loan costs. The transaction resulted in net proceeds of approximately $20.3 million.

Financial Results - Fourth Quarter

For the fourth quarter of 2018, the Company reported revenue of $115.1 million, compared to revenue of $117.0 million in the fourth quarter of 2017. Revenue for consolidated communities excluding the two communities undergoing significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey, was $112.9 million, a decrease of 2.3% in the fourth quarter of 2018 when compared with the fourth quarter of 2017.

Operating expenses for the fourth quarter of 2018 were $76.1 million, an increase of $4.7 million, or 6.6%, from the fourth quarter of 2017. Operating expenses in the fourth quarter of 2018 included a $0.7 million business interruption insurance credit related to the Company’s two Houston communities impacted by Hurricane Harvey to offset the lost revenues and continuing expenses, and to restore the communities’ net income for the fourth quarter of 2018 based on an approximate average of the communities’ net income in the seven months of 2017 prior to the hurricane. The business interruption credit was $1.6 million in the fourth quarter of 2017.

General and administrative expenses for the fourth quarter of 2018 were $9.6 million. This compares with general and administrative expenses of $5.9 million in the fourth quarter of 2017. Excluding transaction and conversion costs in both periods (including approximately $4.0 million related to the retirement, transition and replacement of the Company’s CEO), general and administrative expenses decreased $0.2 million in the fourth quarter of 2018 versus the fourth quarter of 2017. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.7% in the fourth quarter of 2018 versus 4.8% in the fourth quarter of 2017.

Loss from operations for the fourth quarter of 2018 was $3.1 million. The Company recorded a net loss on a GAAP basis of $26.3 million in the fourth quarter of 2018.

Excluding items noted and reconciled on the final page of this release, including a $12.6 million charge related to the extinguishment of debt and other costs associated with the Company’s refinancing, the Company’s adjusted net loss was $8.5 million in the fourth quarter of 2018.

CAPITAL/Page 5

The Company’s Non-GAAP financial measures exclude two communities that are undergoing significant renovation and conversion (see “Non-GAAP Financial Measures” below). Three communities that were previously excluded from the Company’s Non- GAAP financial measures were added back to such measures beginning in the first quarter of 2018.

Adjusted EBITDAR for the fourth quarter of 2018 was $35.2 million as compared with $39.4 million in the fourth quarter of 2017. Adjusted CFFO was $6.9 million in the fourth quarter of 2018 and $12.3 million in the fourth quarter of 2017.

Financial Results – Full Year

The Company reported 2018 revenue of $460.0 million, compared with revenue of $467.0 million in 2017. Revenue for consolidated communities excluding the two communities undergoing significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey, was $453.1 million, a decrease of 0.5% in 2018 as compared with 2017. Operating expenses were $294.7 million in 2018 compared with $290.7 million in 2017.

General and administrative expenses were $27.0 million in 2018 versus $23.6 million in 2017. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.4% in 2018 compared with 4.7% in 2017.

Income from operations for the full year of 2018 was $7.6 million. The Company recorded a net loss on a GAAP basis of $53.6 million for full year 2018. Excluding items noted and reconciled on the final page of this release, including a $12.6 million charge related to the extinguishment of debt and other costs associated with the Company’s refinancing, the Company’s adjusted net loss was $25.0 million in 2018.

The Company’s Non-GAAP financial measures exclude two communities that are undergoing significant renovation and conversion (see “Non-GAAP Financial Measures” below). Three communities that were previously excluded from the Company’s Non- GAAP financial measures were added back to such measures beginning in the first quarter of 2018.

Adjusted EBITDAR was $147.7 million for full year 2018 versus $153.4 million for full year 2017. Adjusted CFFO for 2018 was $36.1 million.

CAPITAL/Page 6

Operating Activities

Same-community results exclude two communities previously noted that are undergoing lease-up or significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey. Same-community results also exclude certain conversion costs.

Same-community revenue in the fourth quarter of 2018 decreased 2.3% versus the fourth quarter of 2017. For full year 2018, same-community revenue decreased 0.5% from full year 2017.

Same-community operating expenses increased 3.2% in the fourth quarter of 2018 versus the fourth quarter of 2017, and 2.6% for full year 2018 versus full year 2017, excluding conversion costs in all periods. On the same basis, labor costs, including benefits, increased 3.9% in the fourth quarter and 2.8% for the full year, utilities increased 2.5% in the fourth quarter and 3.6% for the full year, and food costs decreased 4.2% in the fourth quarter and 5.1% for the full year. Same-community net operating income decreased 10.9% in the fourth quarter of 2018 when compared with the fourth quarter of 2017, and decreased 5.6% for the full year of 2018 versus the full year of 2017.

Capital expenditures were $4.0 million for the fourth quarter of 2018 and $22.0 million for full year 2018.

Balance Sheet

The Company ended the year with $44.3 million of cash and cash equivalents, including restricted cash. As of December 31, 2018, the Company financed its owned communities with mortgages totaling $981.6 million at interest rates averaging 4.8%. The majority of the Company’s debt is at fixed interest rates except for three bridge loans totaling approximately $80 million, two of which mature in 2020 and the other in 2021, and approximately $50 million of long-term variable rate debt under the Master Credit Facility. The earliest maturity date for the Company’s fixed-rate debt is in 2022.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital and to fund the Company’s capital expenditures.

Q4 and Full Year 2018 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2018 financial results on Thursday, February 28, 2019, at 9:00 a.m. Eastern Time. To participate, dial 323-794-2588, and use confirmation code 6759095. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting February 28, 2019 at 12:00 p.m. Eastern Time, until March 8, 2019 at 12:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 6759095. The conference call will also be made available for playback via the Company’s corporate website at https://www.capitalsenior.com/investor-relations/conference-calls/.

CAPITAL/Page 7

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income/(Loss) and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income/(Loss) and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income/(Loss) and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review on the last page of this release the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net income/(loss) to Adjusted Net Income/(Loss) and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and memory care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

CAPITAL/Page 8

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to generate sufficient cash flow to satisfy its debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Investor Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600

Press Contact Susan J. Turkell, at 303-766-4343 or sturkell@pairelations.com

CAPITAL/Page 9

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(audited, in thousands, except per share data)

	December 31,
	2018	2017
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$31,309	$17,646
Restricted cash	13,011	13,378
Accounts receivable, net	10,581	12,307
Federal and state income taxes receivable	152	—
Property tax and insurance deposits	13,173	14,386
Prepaid expenses and other	5,232	6,332

Total current assets	73,458	64,049
Property and equipment, net	1,059,049	1,099,786
Deferred taxes	152	—
Other assets, net	16,485	18,836

Total assets	$1,149,144	$1,182,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,095	$7,801
Accrued expenses	41,880	40,751
Current portion of notes payable, net of deferred loan costs	14,342	19,728
Current portion of deferred income	14,892	13,840
Current portion of capital lease and financing obligations	3,113	3,106
Federal and state income taxes payable	406	383
Customer deposits	1,302	1,394

Total current liabilities	85,030	87,003
Deferred income	8,151	10,033
Capital lease and financing obligations, net of current portion	45,647	48,805
Deferred taxes	—	1,941
Other long-term liabilities	15,643	16,250
Notes payable, net of deferred loan costs and current portion	959,408	938,206
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:	—	—
Authorized shares — 15,000; no shares issued or outstanding
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 31,273 and 30,505 in 2018 and 2017, respectively	318	310
Additional paid-in capital	187,879	179,459
Retained deficit	(149,502)	(95,906)
Treasury stock, at cost – 494 shares in 2018 and 2017	(3,430)	(3,430)

Total shareholders’ equity	35,265	80,433

Total liabilities and shareholders’ equity	$1,149,144	$1,182,671

CAPITAL/Page 10

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(audited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Resident revenue	$115,098	$116,971	$460,018	$466,997
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	76,052	71,314	294,661	290,662
General and administrative expenses	9,638	5,896	26,961	23,574
Facility lease expense	14,036	13,934	56,551	56,432
Loss on facility lease termination	—	—	—	12,858
Provision for bad debts	736	393	2,990	1,748
Stock-based compensation expense	1,825	1,849	8,428	7,682
Depreciation and amortization expense	15,933	15,337	62,824	66,199

Total expenses	118,220	108,723	452,415	459,155

Income (Loss) from operations	(3,122)	8,248	7,603	7,842
Other income (expense):
Interest income	48	22	165	73
Interest expense	(12,772)	(12,531)	(50,543)	(49,471)
Write-off of deferred loan costs and prepayment premiums	(12,623)	—	(12,623)	—
Gain (Loss) on disposition of assets, net	18	3	28	(123)
Other income	1	1	3	7

Loss before benefit (provision) for income taxes	(28,450)	(4,257)	(55,367)	(41,672)
Benefit (Provision) for income taxes	2,159	(2,102)	1,771	(2,496)

Net loss	$(26,291)	$(6,359)	$(53,596)	$(44,168)

Per share data:
Basic net loss per share	$(0.88)	$(0.22)	$(1.80)	$(1.50)

Diluted net loss per share	$(0.88)	$(0.22)	$(1.80)	$(1.50)

Weighted average shares outstanding — basic	29,908	29,531	29,812	29,453

Weighted average shares outstanding — diluted	29,908	29,531	29,812	29,453

Comprehensive loss	$(26,291)	$(6,359)	$(53,596)	$(44,168)

CAPITAL/Page 11

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(audited, in thousands)

	Year Ended December 31,
	2018	2017
Operating Activities
Net loss	$(53,596)	$(44,168)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	62,824	66,199
Amortization of deferred financing charges	1,709	1,626
Amortization of deferred lease costs and lease intangibles, net	849	859
Amortization of lease incentives	(2,074)	(1,336)
Deferred income	(1,391)	(1,397)
Deferred taxes	(2,245)	1,941
Lease incentives	3,376	5,673
Loss on facility lease termination	—	12,858
Write-off of deferred loan costs and prepayment premiums	12,623	—
Loss (Gain) on disposition of assets, net	(28)	123
Provision for bad debts	2,990	1,748
Stock-based compensation expense	8,428	7,682
Changes in operating assets and liabilities:
Accounts receivable	(3,173)	(8,159)
Property tax and insurance deposits	1,213	279
Prepaid expenses and other	1,100	33
Other assets	1,350	4,061
Accounts payable	1,294	2,750
Accrued expenses	1,129	1,689
Other liabilities	—	5,017
Federal and state income taxes receivable/payable	23	165
Deferred resident revenue	561	(1,898)
Customer deposits	(92)	(151)

Net cash provided by operating activities	36,870	55,594
Investing Activities
Capital expenditures	(21,965)	(39,959)
Cash paid for acquisitions	—	(85,000)
Proceeds from disposition of assets	57	19

Net cash used in investing activities	(21,908)	(124,940)
Financing Activities
Proceeds from notes payable	208,841	77,197
Repayments of notes payable	(204,093)	(20,099)
Cash payments for capital lease and financing obligations	(3,151)	(2,869)
Deferred financing charges paid	(3,263)	(1,182)

Net cash (used in) provided by financing activities	(1,666)	53,047

Increase (Decrease) in cash and cash equivalents	13,296	(16,299)
Cash and cash equivalents and restricted cash at beginning of year	31,024	47,323

Cash and cash equivalents and restricted cash at end of year	$44,320	$31,024

Supplemental Disclosures
Cash paid during the year for:
Interest	$49,225	$47,022

Income taxes	$555	$543

CAPITAL/Page 12

Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q4 18	Q4 17	Q4 18	Q4 17	Q4 18	Q4 17
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	83	83	10,767	10,767	8,245	7,970
Leased	46	46	5,756	5,756	4,409	4,414

Total	129	129	16,523	16,523	12,654	12,384

Independent living			6,879	6,879	4,960	5,000
Assisted living			9,644	9,644	7,694	7,384

Total			16,523	16,523	12,654	12,384

II. Percentage of Operating Portfolio
Consolidated communities
Owned	64.3%	64.3%	65.2%	65.2%	65.2%	64.4%
Leased	35.7%	35.7%	34.8%	34.8%	34.8%	35.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			41.6%	41.6%	39.2%	40.4%
Assisted living			58.4%	58.4%	60.8%	59.6%

Total			100.0%	100.0%	100.0%	100.0%

CAPITAL/Page 13

Capital Senior Living Corporation

Supplemental Information (excludes two communities being repositioned/leased up and two communities impacted by Hurricane Harvey)

Selected Operating Results

	Q4 18	Q4 17
I. Owned communities
Number of communities	79	79
Resident capacity	10,248	10,248
Unit capacity (1)	7,801	7,791
Financial occupancy (2)	86.1%	88.5%
Revenue (in millions)	71.4	72.9
Operating expenses (in millions) (3)	47.6	46.3
Operating margin (3)	33%	37%
Average monthly rent	3,546	3,526
II. Leased communities
Number of communities	46	46
Resident capacity	5,756	5,756
Unit capacity	4,409	4,414
Financial occupancy (2)	81.7%	84.9%
Revenue (in millions)	41.5	42.7
Operating expenses (in millions) (3)	25.4	24.5
Operating margin (3)	39%	43%
Average monthly rent	3,838	3,798
III. Consolidated and Same communities (4)
Number of communities	125	125
Resident capacity	16,004	16,004
Unit capacity (1)	12,210	12,204
Financial occupancy (2)	84.5%	87.2%
Revenue (in millions)	112.9	115.6
Operating expenses (in millions) (3)	73.0	70.8
Operating margin (3)	35%	39%
Average monthly rent	3,648	3,622
IV. General and Administrative expenses as a percent of Total Revenues under Management
Fourth quarter (5)	4.7%	4.8%
Year to Date (5)	4.4%	4.7%
V. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium financing)
Total fixed rate mortgage debt	851,631	886,597
Total variable rate mortgage debt	130,016	76,505
Weighted average interest rate	4.83%	4.68%

(1)

Due to conversion and refurbishment projects completed at certain communities, unit capacity is higher in Q4 18 than Q4 17 for owned communities and same communities, which affects all groupings of communities.

(2)	Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)

Since the Company has not completed any new acquisitions of communities, other than the four communities which were acquired during the first quarter of fiscal 2017 that were previously leased and already included in the Company’s consolidated operating results, consolidated and same communities are equivalent for the comparable periods and no longer require separate reporting by the Company.

(5)	Excludes transaction and conversion costs.

CAPITAL/Page 14

CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDAR
Net loss	$(26,291)	$(6,359)	$(53,596)	$(44,168)
Depreciation and amortization expense	15,933	15,337	62,824	66,199
Stock-based compensation expense	1,825	1,849	8,428	7,682
Facility lease expense	14,036	13,934	56,551	56,432
Loss on facility lease termination	—	—	—	12,858
Provision for bad debts	736	393	2,990	1,748
Interest income	(48)	(22)	(165)	(73)
Interest expense	12,772	12,531	50,543	49,471
Write-off of deferred loan costs and prepayment premiums	12,623	—	12,623	—
Loss (Gain) on disposition of assets, net	(18)	(3)	(28)	123
Other income	(1)	(1)	(3)	(7)
(Benefit) Provision for income taxes	(2,159)	2,102	(1,771)	2,496
Casualty losses	1,184	269	1,951	1,996
Transaction and conversion costs	717	331	2,443	2,323
Employee placement and separation costs	4,009	—	4,168	—
Employee benefit reserve adjustments	(142)	—	548	—
Communities excluded due to repositioning/lease-up	73	(976)	168	(3,716)

Adjusted EBITDAR	$35,249	$39,385	$147,674	$153,364

Adjusted Revenues
Total revenues	$115,098	$116,971	$460,018	$466,997
Communities excluded due to repositioning/lease-up	(1,332)	(6,017)	(5,581)	(21,178)

Adjusted revenues	$113,766	$110,954	$454,437	$445,819

Adjusted net loss and Adjusted net loss per share
Net loss	$(26,291)	$(6,359)	$(53,596)	$(44,168)
Casualty losses	1,184	269	1,951	1,996
Transaction and conversion costs	736	352	2,535	2,906
Employee placement and separation costs	4,009	—	4,168	—
Employee benefit reserve adjustments	(142)	—	548	—
Resident lease amortization	—	236	—	7,643
Loss on facility lease termination	—	—	—	12,858
Write-off of deferred loan costs and prepayment premiums	12,623	—	12,623	—
Loss (Gain) on disposition of assets	(18)	(3)	(28)	122
Tax impact of Non-GAAP adjustments (25% in 2018 and 37% in 2017)	(4,598)	(316)	(5,449)	(9,444)
Deferred tax asset valuation allowance	3,287	2,678	9,543	16,698
Communities excluded due to repositioning/lease-up	686	947	2,682	2,735

Adjusted net loss	$(8,524)	$(2,196)	$(25,023)	$(8,654)

Diluted shares outstanding	29,908	29,531	29,812	29,453

Adjusted net loss per share	$(0.29)	$(0.07)	$(0.84)	$(0.29)

Adjusted CFFO
Net loss	$(26,291)	$(6,359)	$(53,596)	$(44,168)
Non-cash charges, net	31,542	19,769	87,061	95,976
Lease incentives	(3,376)	(514)	(3,376)	(5,673)
Recurring capital expenditures	(1,186)	(1,186)	(4,746)	(4,746)
Casualty losses	1,184	269	1,951	2,028
Transaction and conversion costs	736	352	2,535	2,681
Employee placement and separation costs	4,009	—	4,168	—
Employee benefit reserve adjustments	(142)	—	548	—
Communities excluded due to repositioning/lease-up	441	(21)	1,570	(226)

Adjusted CFFO	$6,917	$12,310	$36,115	$45,872

***